Exhibit 99.1

DECEMBER 4, 2003

PRESS RELEASE

SAUER-DANFOSS INC. ANNOUNCES 23rd CONSECUTIVE
QUARTERLY DIVIDEND

CHICAGO, Illinois, USA, December 4, 2003 — Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that its board of directors has declared a cash dividend of $0.07 per share for the fourth quarter ended December 31, 2003.  The dividend is payable on January 15, 2004, to stockholders of record as of December 30, 2003.

This is the 23rd consecutive quarterly dividend paid by the Company since its initial public offering in May of 1998.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of more than $1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069